UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 5, 2006

SCIENTIFIC GAMES CORPORATION
(Exact Name of Registrant as Specified in Charter)

0-13063
(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction	(IRS Employer
of Incorporation)	Identification Number)

750 Lexington Avenue, New York, New York 10022
(Address of Principal Executive Offices)
(Zip Code)

(212) 754-2233
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On October 5, 2006, Scientific Games International, Inc., a subsidiary of Scientific Games Corporation (the “Company”), entered into a Superseding Employment, Separation and General Release Agreement with Cliff O. Bickell, Vice President of the Company and President of Printed Products, a division of the Company, in connection with Mr. Bickell’s retirement as of December 31, 2006.

Under the agreement, Mr. Bickell will receive his annual base salary of $465,000 through December 31, 2006 and receive $150,000 as a fiscal 2006 bonus if certain financial targets established for 2006 have been achieved, as determined by the Compensation Committee of the Company.  As separation benefits, Mr. Bickell will be entitled to receive, among other things:  (i) an aggregate sum of $716,000 consisting of one year’s base salary, a severance bonus amount and a provisional amount for health insurance which shall be payable over a period of twelve months following termination of employment in conformity with the requirements of Section 409A of the Internal Revenue Code; and (ii) the portion of any stock options or other equity awards held by Mr. Bickell that were originally scheduled to vest in 2007 shall vest as of his last day of employment with the remainder of such unvested awards expiring at such date.  From January 1, 2007 through December 31, 2007, Mr. Bickell will provide consulting services to the Company at a consultancy fee of $10,000 per month.  In the event of Mr. Bickell’s termination during the term of the agreement due to disability or death, Mr. Bickell or his estate, as the case may be, will be entitled to receive the separation benefits and any consulting fees not already paid.

Mr. Bickell’s agreement also contains, among other things, a general release of the Company of any employment claims arising out of his employment and covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during the term of the agreement and for a period of 18 months after the expiration of the consultancy period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ DEWAYNE E. LAIRD
	Name:	DeWayne E. Laird
	Title:	Vice President and Chief Financial Officer

Date:  October 11, 2006